SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 29, 2007

Diomed Holdings, Inc.

Delaware (State or other jurisdiction of incorporation)	000-32045 (Commission File Number)	84-1480636 (IRS Employer Identification No.)

1 Dundee Park Andover, MA (Address of Principal Executive Offices)	01810 (Zip Code)

Registrant’s telephone number, including area code: (978-475-7771)

ITEM 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Following oral notice given to Diomed Holdings, Inc. (the “Company”) on November 29, 2007 by the American Stock Exchange (“AMEX”), on December 3, 2007, the Company received a written notice (the “Notice”) from the AMEX advising the Company that it has failed to comply with Sections 1003(a)(ii) and (a)(iii) of the AMEX Company Guide’s standards for continued listing. The basis for the Notice is that the stockholder’s equity of the Company, as reported in the Company’s Quarterly Report on 10-QSB for the quarter ended September 30, 2007, is less than the $4,000,000 minimum required by Section 1003(a)(ii), with respect to an issuer with losses from continuing operations and/or net losses in three out its four most recent fiscal years, and is less than the $6,000,000 minimum required by Section 1003(a)(iii), with respect to an issuer with losses from continuing operations and/or net losses in its five most recent fiscal years. The Company’s stockholders’ equity as of September 30, 2007 was approximately $5,666,000.

In the Notice, the AMEX invites the Company to submit to the AMEX by January 3, 2008 a plan setting forth the action that the Company has taken, or will take, that would bring the Company into compliance with this continued listing standard by February 3, 2009. The Company intends to submit such a plan to the AMEX as soon as practicable. According to the Notice, the AMEX will review the plan to determine whether the Company has made a reasonable demonstration of an ability to regain compliance with the continued listing standards within the specified timeframe, in which case the AMEX will accept the plan. If the AMEX accepts the plan, the Company expects to continue its listing on the AMEX and to regain compliance with all AMEX continued listing criteria. If the AMEX does not accept the Company’s plan, or if the Company does not make progress consistent with the plan or regain compliance with the continued listing standards within the applicable time period, then the AMEX may initiate proceedings to delist the Company’s common stock from the AMEX.

A copy of the Notice is attached hereto as Exhibit 99.1, and a copy of the Company’s press release regarding receipt of the Notice is attached hereto as Exhibit 99.2.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

99.1	Letter from AMEX to Diomed Holdings, Inc. dated December 3, 2007
99.2	Press Release by Diomed Holdings, Inc. dated December 4, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diomed Holdings, Inc.
(Registrant)

Date: December 4, 2007	By:	/s/ DAVID B. SWANK
	Name:	David B. Swank
	Title:	Chief Financial Officer

List of Exhibits:

99.1	Letter from AMEX to Diomed Holdings, Inc. dated December 3, 2007
99.2	Press Release by Diomed Holdings, Inc. dated December 4, 2007